UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 6, 2016

SEACOAST BANKING CORPORATION OF FLORIDA
(Exact Name of Registrant as Specified in Charter)

Florida	0-13660	59-2260678
(State or Other Jurisdiction of Incorporation)	(Commission File Number	(IRS Employer Identification No.)

815 Colorado Avenue, Stuart, FL	34994
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(772) 287-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEACOAST BANKING CORPORATION OF FLORIDA

INFORMATION TO BE INCLUDED IN REPORT

Item 8.01	Other Events

Seacoast Banking Corporation of Florida (Seacoast) is filing this information on Form 8-K/A to update certain financial information included in its earnings release filed on a Form 8-K dated May 4, 2016. The correction is being made to reflect amounts that were reported as an expense taken during the first quarter 2016 which, when corrected, should be recorded as a component of the fair value of the net assets acquired, impacting goodwill created during the acquisition of Floridian Financial Group, Inc. The impact of this change results in a decrease of approximately $1.3 million in compensation expense ($779,000 after tax) and a corresponding increase in goodwill net of deferred tax. As a result, reported diluted earnings per share will increase $0.02 from the figure previously reported. This adjustment does not impact Seacoast’s adjusted earnings as they are non-recurring merger related items. Management does not believe the correction is material and is making this correction as the error was detected prior to filing of the SEC Form 10-Q.

The table, below reflects certain corrected information and compares this information to the previously-reported figures.

FINANCIAL STATISTIC (Dollars in thousands except per share data)	1Q 2016 Initially Reported	1Q 2016 Corrected
Salaries and Wages	$14,668	$13,399
Total Noninterest Expenses	33,610	32,341
Net Income	3,186	3,966
Diluted Earnings Per Share	0.09	0.11

Return on Average Assets	0.36%	0.44%
Return on Average Tangible Common Equity	4.2	5.1

SEACOAST BANKING CORPORATION OF FLORIDA

Date: May 10, 2016	By:	/s/ Stephen A. Fowle
Stephen A. Fowle
Chief Financial Officer